EX-99.p3

Publish Date: March 2022
Title: GAM UK – Conflicts of Interest Policy
Page 1

Conflicts of Interest

Owners: RBC Global Asset Management UK Compliance

Approved by: Chief Compliance Officer RBC Global Asset Management UK

Next Review Date: September 2022

RBC Global Asset Management UK

(For Internal Use Only)

GAM UK – Conflicts of Interest Policy	Page 2

Table of Contents

Most Recent Changes		3
Policy		4
1	Policy Summary Statement	4
2	Rationale	4
3	Scope	4
4	Applicable Regulations	4
5	Policies related to Conflicts of Interest	4
6	Definitions	5
7	GAM UK responsibilities	6
8	Board responsibilities	7
9	Compliance responsibilities	7
10	Employee responsibilities for identifying potential Conflicts of Interest	8
11	Exceptions to this Policy	8
12	Record Keeping	8
13	Escalation	8
Approval, Responsibility and Review Schedule		9

GAM UK – Conflicts of Interest Policy	Page 3

Most Recent Changes

March 2022	Inserted text on disclosure of disciplinary events and precarious financial situation as part of implementation of Participating Affiliate Arrangement with GAM Asia.

September 2021	Annual Review

September 2020	Annual Review, updates to capture the risk of remote working and BCP arrangements under
Section 7.

September 2019	Annual Review, updates to policy references including Code of Ethics requirements on personal relationships.

August 2018	Annual Review

August 2017	Various updates to reflect upcoming implementation of MiFID II, Monitoring findings and annual review, including various minor amendments and:

Paragraph 4 (Applicable Regulations)

	-	Addition of MiFID II Organisational Regulation

Paragraph 5 (Related Policies and Procedures)

	-	Added

Paragraph 6 (Definitions)

	-	Update of definitions of Conflicts of Interest and Conflicts of Interest Heatmap
	-	Addition of definition of Conflicts of Interest Register

Paragraph 7 (GAM UK Responsibilities)

	-	Additions and clarifications to reflect MiFID II
	-	Inclusion of “Key Events”

Paragraph 9 (Compliance Responsibilities)

	-	Updated to include Conflicts of Interest Register as well as Heatmap, along with review requirements.

September 2017	Minor amendments to clarify certain MiFID II requirements

Paragraph 9 (Compliance Responsibilities)

	-	Updated to reflect responsibilities with regard to maintenance and upkeep of the
Conflicts of Interest Policy

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Policy

1	Policy Summary Statement

This Policy establishes the minimum standards to be followed by GAM UK in order to meet applicable FCA, SEC and other rules and regulations governing the management of Conflicts of Interest and to ensure that Clients receive fair treatment in their dealings with GAM UK.

2	Rationale

This Policy has been adopted in order to enable GAM UK to:

●	identify potential or actual Conflicts of Interest that might arise

●	demonstrate that adequate policies and procedures exist to manage or mitigate, as appropriate, such Conflicts

●	ensure appropriate senior management consideration is given to the control environment.

3	Scope

This Policy applies to all Employees.

4	Applicable Regulations

●	Commission Delegated Regulation (EU) of 25.4.2016 supplementing Directive 2014/65/EU

-	Articles 33-35

●	FCA Handbook

-	Principles for Business (PRIN 2.1.1)

-	Senior Management Arrangements, Systems and Controls (SYSC 10.1)

●	Investment Advisers Act of 1940

-	Section 206

5	Policies related to Conflicts of Interest

GAM UK utilises RBC Enterprise Policies, local Compliance Policies, business procedures, industry best practice, GAM UK Compliance involvement and the committees described in this policy to identify and manage the Conflicts inherent in the business it conducts.

RBC Enterprise and GAM UK Policies adopted to address Conflicts of Interest include:

Enterprise Conflicts of Interest Policy

This Policy sets out the Enterprise minimum requirements to identify conflicts of interest and either eliminate or satisfactorily manage them.

Employee Code of Conduct (Enterprise)

This Code establishes standards of honesty and ethical behaviour amongst Employees. All Employees are required to attest to having read this policy upon joining and are periodically tested on their knowledge of the Policy.

Local Compliance Policies (available on GAMSource)

Code of Ethics

This Code sets out GAM UK’s policies and procedures designed to ensure it meets its fiduciary responsibilities to Clients in accordance with the US Investment Advisers Act of 1940 and to incorporate RBC Enterprise requirements for staff behaviour regarding personal relationships and financial arrangements between employees.

Outside Activities and External Directorships

This Policy requires pre-approval of any Employee wishing to take up an outside employment (including a directorship or trusteeship) whether remunerated or not. Approval will not be granted if the proposed appointment presents a Conflict with our business or our Clients (for example, a directorship at a competitor firm is unlikely to be approved).

Financial Promotions Approval Policy

This Policy seeks to ensure that financial promotions provided by GAM UK to Clients or potential Clients comply with regulations and RBC policies, and also reflect RBC core values, purpose, and brand promise.

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Gifts and Entertainment Policy

This Policy places restrictions on the type and value of gifts and entertainment received or given by Employees, in order to prevent Employees from being improperly influenced in the performance of their duties.

Personal Account Dealing Policy

This Policy is designed to prevent Conflicts which might otherwise arise where Employees trade on their own account in securities which GAM UK might buy or sell on behalf of Clients. The policy requires Employees to follow strict internal rules, including pre-approval, when they wish to trade in securities on their own account.

Market Abuse Policy

This Policy sets out the behaviour expected with regard to financial markets and in particular with regard to the regulatory and criminal offences of market abuse. It also places tight restrictions on the ability to share Client, portfolio and trading information amongst different parts of RBC. As such, it facilitates the effective management of Conflicts arising where GAM UK deals with other RBC group companies, for example:

●

by enabling GAM UK to route Client orders through RBC entities as a broker on an arm’s length basis, subject to meeting our Trading Policy, which addresses best execution, as well as applicable regulations.

●

by preventing the situation where confidential information received by another part of RBC becomes known within GAM UK, thereby potentially affecting its ability to act in the best interests of its Clients.

●	by ensuring confidentiality and independence between RBC’s principal investing activities and GAM UK’s fiduciary activities.

Trading Policy

This policy sets out the requirements for trading activity to meet the requirements of the FCA and other regulatory rules and regulations. These include, inter alia, trade aggregation and allocation rules, designed to reasonably ensure that no one Client is favoured over another.

6	Definitions

Client – Any person or entity GAM UK serves as investment adviser, sub-adviser or an equivalent role. Where GAM UK is the investment adviser to a fund or collective interest, the fund or collective interest – not any underlying investor – is GAM UK’s Client.

Conflict of Interest or Conflicts – Situations where:

●

the interests of GAM UK (or of other entities within the RBC Group), including its managers, Employees and appointed representatives, or any person directly or indirectly linked to them by control, and the interests of the Client do not align; or

●	the interests of one Client of the firm do not align with the interests of another Client of the firm,

including those caused by the receipt of inducements from third parties or by the firm’s own remuneration and other incentive structures.

A Conflict shall not exist purely because GAM UK may gain a benefit if there is not also a possible disadvantage to a Client; or because one Client to whom the firm owes a duty may make a gain or avoid a loss without there being a concomitant possible loss to another such Client.

Conflicts of Interest Heatmap – A list of all systemic Conflicts identified between or within GAM UK’s business activities, as well as relevant systems and procedures which are in place to manage such Conflicts.

Conflicts of Interest Register – A register of specific business and personal Conflicts of Interest identified by the business.

Employee – Any person who works for, or otherwise represents, GAM-UK and includes:-

●	an officer, director, non-executive director or Employee within the business unit of GAM-UK; and

●	consultants, contractors, part-time employees, or agents of GAM-UK.

GAM UK – RBC Global Asset Management (UK) Limited.

GAM UK Compliance – GAM UK’s Chief Compliance Officer (“CCO”) and his or her delegates.

Policy – A set of broad goals, rules or principles outlining boundaries within which employees must act, without dictating a detailed course of action. To be considered binding on applicable employees.

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7	GAM UK responsibilities

7.1	Identification

GAM UK must identify types of Conflicts of Interest that arise, or may arise, in the course of providing a service to a Client and whose existence may damage the interests of a Client.

Broadly speaking, the Conflicts identified will fall into one of two types:

●	RBC/Client Conflicts: For example, the possibility that GAM UK may deal ahead of a Client order, either for the benefit of the firm or for the benefit of an Employee

●	Employee Conflicts: For example, an Employee’s judgement is compromised owing to valuable gifts or entertainment received from a Client.

In identifying Conflicts, GAM UK shall take into account, by way of minimum criteria, whether GAM UK or a relevant person, or a person directly or indirectly linked by control to GAM UK, is in any of the following situations:

●	GAM UK or that person is likely to make a financial gain, or avoid a financial loss, at the expense of the Client;

●

GAM UK or that person has an interest in the outcome of a service provided to the Client or of a transaction carried out on behalf of the Client, which is distinct from the Client’s interest in that outcome;

●	GAM UK or that person has a financial or other incentive to favour the interest of another Client or group of Clients over the interests of the Client;

●	GAM UK or that person carries on the same business as the Client; or

●

GAM UK or that person receives or will receive from a person other than the Client an inducement in relation to a service provided to the Client, in the form of monetary or non-monetary benefits or services.

In assessing any Conflicts Employees must take into account any circumstances which may exacerbate the risk represented by the Conflict. This will include, without limitation, where Employees are working remotely and those with whom they are living may represent a potential Conflict. Where there is a potential exacerbating factor Employees must disclose to GAM UK Compliance and agree any proposed mitigating solutions

Key Events

Key trigger events that may warrant consideration of new/emerging Conflicts may include:

•	changes to the firm’s strategy, business model or operation;

•	business continuity arrangements;

•	remote working;

•	organisational or personnel changes;

•	new or amended products or services; or

•	changes to distribution models.

In particular, GAM UK should consider any arrangement with affiliated entities who provide different services to their Clients or where GAM UK provides more than one type of service to Clients.

7.2	Management

GAM UK must manage Conflicts of Interest effectively. Effective Conflicts management involves:

●	establishing appropriate measures, procedures and systems to deal with identified Conflicts; and

●	maintaining those measures, procedures and systems in order to prevent Conflicts from adversely affecting the interests of its Clients..

In particular, GAM UK must ensure that relevant persons carry on activities related to an identified Conflict at a level of independence appropriate to the size and activities of the investment firm and of the group to which it belongs, and to the risk of damage to the interests of clients. Procedures to ensure this will include at least:

●

effective procedures to prevent or control the exchange of information between relevant persons engaged in activities involving a risk of a Conflict of Interest where the exchange of that information may harm the interests of one or more clients;

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●

the separate supervision of relevant persons whose principal functions involve carrying out activities on behalf of, or providing services to, clients whose interests may conflict, or who otherwise represent different interests that may conflict, including those of the firm;

●

the removal of any direct link between the remuneration of relevant persons principally engaged in one activity and the remuneration of, or revenues generated by, different relevant persons principally engaged in another activity, where a Conflict of Interest may arise in relation to those activities;

●	measures to prevent or limit any person from exercising inappropriate influence over the way in which a relevant person carries out investment or ancillary services or activities; and

●

measures to prevent or control the simultaneous or sequential involvement of a relevant person in separate investment or ancillary services or activities where such involvement may impair the proper management of Conflicts of Interest.

7.3	Disclosure

If arrangements to manage Conflicts of Interest are not sufficient to ensure, with reasonable confidence, that risks of damage to the interests of a Client will be prevented, GAM UK must clearly disclose the general nature and/or sources of Conflicts of Interest to a Client in writing and in appropriate detail and in a durable medium, before undertaking business for the Client. Disclosure of Conflicts is a measure of last resort and over-reliance on disclosure of Conflicts of Interest would be considered a deficiency in GAM UK’s management of Conflicts of Interest.

Any such disclosure will:

●

clearly state that the organisational and administrative arrangements established by the investment firm to prevent or manage that conflict are not sufficient to ensure, with reasonable confidence, that the risks of damage to the interests of the client will be prevented; and

●

include specific description of the Conflicts of Interest that arise in the provision of services, taking into account the nature of the client to whom the disclosure is being made, and explaining explain the general nature and sources of Conflicts of Interest, as well as the risks to the client that arise as a result of the Conflicts of Interest and the steps undertaken to mitigate these risks, in sufficient detail to enable that client to take an informed decision with respect to the investment or ancillary service in the context of which the Conflicts of Interest arise.

Disclosure of Disciplinary Events and Precarious Financial Condition.

Although not typically considered a conflict, the SEC has long considered that an adviser has an obligation to disclose to clients and prospective clients material facts about:

●	financial condition of the adviser that is reasonably likely to impair the adviser’s ability to meet contractual commitments to clients; and
●	certain disciplinary events of the adviser (and certain of its officers) occurring within the past 10 years, which are presumptively material.

8	Board responsibilities

The responsibilities of the board of directors of GAM UK include:

●	evaluating and managing business with a view to minimizing the risks presented by Conflicts

●	seeking advice/counsel in respect of Conflicts that expose RBC to significant reputation, legal, regulatory, accounting or tax risk

●	instigating reviews of relevant systems and controls designed to manage Conflicts

●	providing strategic advice on management information

●	ensuring the culture of the firm reflects the need to mitigate and manage Conflicts.

9 Compliance responsibilities

GAM UK Compliance’s responsibilities include:

●	advising the Board and senior management in carrying out their responsibilities;

●

maintaining a Conflicts of Interest Policy which is (i) appropriate to the size and organisation of GAM UK and the nature, scale and complexity of the business; and (ii) includes the minimum content required by regulation;

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●	assess and periodically review, on an at least annual basis, the Conflicts of Interest Policy and take all appropriate measures to address any deficiencies in the Policy

●	maintaining the Conflicts of Interest Heatmap and Conflicts of Interest Register and providing the Conflicts of Interest Heatmap to the Board at least annually; and

●	reviewing, on an at least annual basis with Management, the Conflicts of Interest Heatmap and Conflicts of Interests Register.

10	Employee responsibilities for identifying potential Conflicts of Interest

Best practice requires GAM UK to keep its assessment of actual and potential Conflicts within and across all its business lines up to date and to take account of new business initiatives, changes in regulation and market practice. Accordingly it is imperative that there is a process in place to enable new arrangements or circumstances in which Conflicts may exist to be considered.

Appropriate checks must be incorporated in change management processes. However at an individual level all Employees should refer matters of concern from a Conflict of Interest perspective to their manager or to GAM UK Compliance in the first instance.

In the case of any doubt or queries arising as to either the materiality, identification or priority of a potential Conflict, Employees should refer the matter to GAM UK Compliance.

11	Exceptions to this Policy

Requests for exceptions to specific provisions of this Policy may be made to GAM UK Compliance.

12	Record Keeping

GAM UK must retain documentary evidence of the following, which must be retained for a period of seven years:

●	Conflicts identified by the business and action taken to address them; and

●	key documentation related to the identification and management of Conflicts within GAM UK

●	records and information related to the disclosure of actual or potential Conflicts.

GAM UK Compliance will maintain records of the Conflicts of Interest Heatmap and Conflicts of Interest Register.

13	Escalation

All potential, perceived or actual Conflicts of Interest should be promptly reported to GAM UK Compliance and, if appropriate, to the GAM UK Board.

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Approval, Responsibility and Review Schedule

Contact Information:	RBC Global Asset Management UK Compliance

Responsibility for this Policy:	RBC Global Asset Management UK Compliance

Policy Review and Approvals:

Review Cycle:	Annual

Next Review Due:	September 2022

Approved By:	Chief Compliance Officer RBC Global Asset Management UK

Approval Date:	September 2021

End of Document